Filed pursuant to Rule 433

Registration No. 333-185335

Registration No. 333-177632

December 12, 2012

METHANEX CORPORATION

Final Term Sheet

US$350,000,000 3.250% Senior Notes due 2019 (the “Notes”)

Issuer:	Methanex Corporation

Format:	SEC Registered

Security Type:	Senior Notes

Principal Amount:	US$350,000,000

Maturity Date:	December 15, 2019

Interest Rate:	3.250%

Yield to Maturity:	3.396%

Spread to Benchmark Treasury:	+230 basis points

Benchmark Treasury:	UST 1.000% due November 30, 2019

Benchmark Treasury Price / Yield:	99-11+ / 1.096%

Optional Redemption:	The Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at the greater of (1) 100% of the principal amount of Notes being redeemed and (2) a make-whole redemption price determined by using a discount rate of the Treasury Rate plus 35 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

Interest Payment Dates:	June 15 and December 15, beginning June 15, 2013

Price to Public:	99.098%

Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Trade Date:	December 12, 2012

Settlement Date:	December 17, 2012 (T+3)

Joint Book-Running Managers:	J.P. Morgan Securities LLC RBC Capital Markets, LLC BNP Paribas Securities Corp. RBS Securities Inc.

Co-Managers:	HSBC Securities (USA) Inc. nabSecurities, LLC

CUSIP / ISIN:	59151K AH1 / US59151KAH14

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and you can request it by writing J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk – 3rd floor, or by calling 1-212-834-4533, or writing RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, New York, New York 10281, Attention: Debt Capital Markets, by calling 1-866-375-6829 or by emailing usdebtcapitalmarkets@rbccm.com.

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